THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THINKPATH INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN THE PROVINCE OF ONTARIO, CANADA BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) JUNE 30, 2006 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

                                SECURED TERM NOTE

      FOR VALUE RECEIVED, THINKPATH INC., an Ontario corporation (the "PARENT"), and the other companies listed on Exhibit A attached hereto (such other companies together with the Parent, each a "COMPANY" and collectively, the "COMPANIES"), jointly and severally, promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the "HOLDER") or its registered assigns or successors in interest, the sum of One Million Four Hundred Thousand Dollars ($1,400,000), together with any accrued and unpaid interest hereon, on June 30, 2009 (the "MATURITY DATE") if not sooner indefeasibly paid in full. The original principal amount of this Secured Non-Convertible Term Note subject to amortizing payments pursuant to Section 1.2 hereof is hereinafter referred to as the "AMORTIZING PRINCIPAL AMOUNT" and the remaining original principal amount of this Secured Non-Convertible Term Note is hereinafter referred to as the "NON-AMORTIZING PRINCIPAL AMOUNT." The Amortizing Principal Amount and the Non-Amortizing Principal Amount are collectively referred to herein as the "PRINCIPAL AMOUNT".

      Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Security Agreement dated as of the date hereof by and between the Companies and the Holder (as amended, modified and/or supplemented from time to time, the "SECURITY AGREEMENT").

      The Principal Amount of this Secured Non-Convertible Term Note that is contained in the Restricted Account (as defined in the Restricted Account Agreement referred to in the Purchase Agreement) on the date of the issuance of this Secured Non-Convertible Term Note is $________________.

      The following terms shall apply to this Secured Non-Convertible Term Note (this "NOTE"):

                                   ARTICLE I
                         CONTRACT RATE AND AMORTIZATION

      1.1 Contract Rate. Subject to Sections 4.2 and 5.10, interest payable on the outstanding Principal Amount of this Note shall accrue at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time (the "PRIME RATE"), plus two percent (2.0%) (the "CONTRACT RATE"). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. The Contract Rate shall not at any time be less than eight percent (8.0%). Interest shall be calculated on the basis of a 360 day year. Interest on the Amortizing Principal Amount shall be payable monthly, in arrears, commencing on July 3, 2006, on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise. Accrued interest on the Non-Amortizing Principal Amount shall be payable only on the Maturity Date or, in the event of the redemption of all or any portion of the Non-Amortizing Principal Amount, accrued interest on the amount so redeemed shall be paid on the date of redemption or conversion, as the case may be.

      1.2 Contract Rate Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Maturity Date (each, a "DETERMINATION DATE").

      1.3 Principal Payments. Amortizing payments of the aggregate Principal Amount outstanding under this Note at any time and not contained in the Restricted Account (as defined in the Restricted Account Agreement) shall be made, jointly and severally, by the Companies on October __, 2006 and on the first business day of each succeeding month thereafter through and including the Maturity Date (each, an "AMORTIZATION DATE"). Commencing on the first Amortization Date, the Companies shall, jointly and severally, make monthly payments to the Holder on each Amortization Date, each such payment in the amount of $________ (the "MONTHLY PRINCIPAL AMOUNT"), together with any accrued and unpaid interest on such portion of the Amortizing Principal Amount plus any and all other unpaid amounts which are then owing under this Note, the Purchase Agreement and/or any other Related Agreement (collectively, the "MONTHLY AMOUNT"); provided that, following a release of an amount of funds from the Restricted Account (as defined in the Restricted Account Agreement) for the purposes set forth in the Restricted Account Side Letter (each, a "RELEASE AMOUNT"), each Monthly Principal Amount due on any Repayment Date following any such release shall be increased by an amount equal to (x) such Release Amount divided by (y) the sum of (I) the number of Amortization Dates remaining until the Maturity Date plus (II) one (1). Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Companies to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date.

1.4 Taxes.

      (a) Any and all payments by any Company hereunder, including any amounts received on a conversion or redemption of the Loan and any amounts on account of interest or deemed interest, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income or franchise taxes of Holder by the jurisdiction in which such person is organized or has its principal office (all such non-excluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "TAXES"). If any Company shall be required to deduct any Taxes from or in respect of any sum payable hereunder to Holder, (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.4(a)) Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Company shall make such deductions and
(iii) such Company shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

      (b) In addition, the Companies jointly and severally agree to pay to the relevant governmental authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Loan ("OTHER TAXES"). The Companies shall deliver to Holder official receipts, if any, in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes or other evidence of payment reasonably acceptable to Holder.

      (c) The obligations of the Companies under this Section 1.4 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

                                   ARTICLE II
                                   REDEMPTION

      2.1 Optional Redemption of Amortizing Principal Amount. The Companies may prepay outstanding Amortizing Principal Amount, in whole or in part, (the "OPTIONAL AMORTIZING REDEMPTION") by paying, on a joint and several basis, to the Holder a sum of money equal to one hundred thirty percent (130%) of the Amortizing Principal Amount to be redeemed together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any other Related Agreement (the "Amortizing REDEMPTION AMOUNT") outstanding on the Amortizing Redemption Payment Date (as defined below). The Companies shall deliver to the Holder a written notice of redemption (the "NOTICE OF AMORTIZING REDEMPTION") specifying the date for such Optional Amortizing Redemption (the "AMORTIZING REDEMPTION PAYMENT DATE"), which date shall be ten (10) business days after the date of the Notice of Amortizing Redemption (the "REDEMPTION Period"). On the Amortizing Redemption Payment Date, the Amortizing Redemption Amount must be paid in good funds to the Holder. In the event the Companies fail to pay the Amortizing Redemption Amount on the Amortizing Redemption Payment Date as set forth herein, then such Notice of Amortizing Redemption will be null and void.

      2.2 Optional Redemption of Non-Amortizing Principal Amount. The Companies will have the option of repaying the outstanding Non-Amortizing Principal Amount ("OPTIONAL NON-AMORTIZING REDEMPTION"), in whole or in part, by paying, on a joint and several basis, the Holder a sum of money equal to one hundred twenty percent (120%) of the Non-Amortizing Principal Amount to be redeemed, together with accrued but unpaid interest thereon (the "NON-AMORTIZING REDEMPTION AMOUNT") on the Non-Amortizing Redemption Date (as defined below). The Borrower shall deliver to the Holder a written notice of redemption (the "NOTICE OF NON-AMORTIZING REDEMPTION") specifying the date for such Optional Non-Amortizing Redemption (the "NON-AMORTIZING REDEMPTION DATE"), which date shall be not less than ten (10) business days after the date of the Notice of Non-Amortizing Redemption (the "NON-AMORTIZING REDEMPTION PERIOD"). On the Non-Amortizing Redemption Date, the Non-Amortizing Redemption Amount shall be paid (i) in good funds to the Holder, (ii) by furnishing the Holder written direction to notify the bank holding the Restricted Account to release from the Restricted Account and deliver to the Holder a sum of money equal to the Non-Amortizing Redemption Amount, or (iii) if the amount on deposit in the Restricted Account is less than the Non-Amortizing Redemption Amount, by furnishing the Holder written direction to notify the bank holding the Restricted Account to release all amounts on deposit in the Restricted Account to the Holder and delivering to the Holder good funds in an amount equal to the balance of the Non-Amortizing Redemption Amount.

                                  ARTICLE III
                EVENTS OF DEFAULT AND DEFAULT RELATED PROVISIONS

      3.1 Events of Default. The occurrence of an Event of Default under the Security Agreement shall constitute an event of default ("EVENT OF DEFAULT") hereunder.

      3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Companies shall, jointly and severally, pay additional interest on the outstanding principal balance of this Note in an amount equal to two percent (2%) per month, and all outstanding Obligations, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

      3.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may elect, in addition to all rights and remedies of the Holder under the Security Agreement and the other Ancillary Agreements and all obligations and liabilities of each Company under the Security Agreement and the other Ancillary Agreements, to require the Companies, jointly and severally, to make a Default Payment ("DEFAULT PAYMENT"). The Default Payment shall be 130% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to the Notes, the Security Agreement and/or the Ancillary Agreements, then to accrued and unpaid interest due on the Notes and then to the outstanding principal balance of the Notes. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 3.3.

                                   ARTICLE IV
                                  MISCELLANEOUS

      4.1 Issuance of New Note. Upon any partial redemption of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article III of this Note, the Company shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

      4.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

      4.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      4.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day,
(c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Company at the address provided for such Company in the Security Agreement executed in connection herewith, and to the Holder at the address provided in the Security Agreement for the Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the respective Company or the Holder may designate by ten days advance written notice to the other parties hereto.

      4.5 Amendment Provision. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

      4.6 Assignability. This Note shall be binding upon each Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement. No Company may assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

      4.7 Cost of Collection. In case of any Event of Default under this Note, the Companies shall, jointly and severally, pay the Holder the Holder's reasonable costs of collection, including reasonable attorneys' fees.

      4.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

            (a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

            (b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE, THE SECURITY AGREEMENT OR ANY OF THE OTHER ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE, THE SECURITY AGREEMENT OR ANY OF THE OTHER ANCILLARY AGREEMENTS; PROVIDED, THAT EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE SECURITY AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID

            (c) EACH COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER, AND/OR ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, THE SECURITY AGREEMENT, ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

      4.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

      4.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Companies to the Holder and thus refunded to the Companies.

      4.11 Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Companies as more fully described in the Security Agreement and (ii) pursuant to the Stock Pledge Agreement dated as of the date hereof. The obligations of the Companies under this Note are guaranteed by certain Subsidiaries of the Companies pursuant to the Subsidiary Guaranty dated as of the date hereof.

      4.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

      4.13 Judgment Currency.

            (a) If for the purpose of obtaining or enforcing judgment against any Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 4.13 referred to as the "Judgment Currency") an amount due in US dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the business day immediately preceding:

                  (i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

                  (ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section
            4.13 being hereinafter referred to as the "Judgment Conversion
            Date")

            (b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 4.13(a) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

            (c) Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

      4.14 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Companies (or their agent) shall register the Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Companies of this Note to the new holder or the issuance by the Companies of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Companies (or their agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

       [Balance of page intentionally left blank; signature page follows]

      IN WITNESS WHEREOF, the Company has caused this Secured Convertible Term Note to be signed in its name effective as of this ___ day of June 2006.

                                       THINKPATH INC., AN ONTARIO CORPORATION

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

WITNESS:

----------------------------------

                                       THINKPATH INC., AN OHIO CORPORATION

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

WITNESS:

----------------------------------

                                       THINKPATH OF MICHIGAN INC., A
                                       MICHIGAN CORPORATION

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

WITNESS:

----------------------------------

                                       THINKPATH TECHNICAL SERVICES INC.,
                                       AN OHIO CORPORATION

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

WITNESS:

----------------------------------

                                    EXHIBIT A

                                 OTHER COMPANIES

                              Thinkpath Inc. (Ohio)

                      Thinkpath of Michigan Inc. (Michigan)

                    Thinkpath Technical Services Inc. (Ohio)